                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, DC  20549

                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                 (Amendment No. ___)*

                      International Manufacturing Services, Inc.
                                   (Name of Issuer)

                         Class A Common Stock Par Value $.001
                            (Title of Class of Securities)

                                      45985A101
                                    (CUSIP Number)









*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 421963109                13G                       Page 2 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak Investment Partners VI, Limited Partnership
06-1412578
-------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See
Instructions)
                                            (a) [   ]
                                            (b) [   ]
-------------------------------------------------------------------------------
3 SEC Use Only


-------------------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
-------------------------------------------------------------------------------

Number of            (5)  Sole Voting Power               3,680,135 shares of
Shares                                                    common stock
Beneficially
Owned by             (6)  Shared Voting Power             Not applicable
Each
Reporting            (7)  Sole Dispositive Power          3,680,135 shares of
Person                                                    common stock
With
                     (8)  Shared Dispositive Power        Not applicable

-------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

3,680,135 shares of common stock
-------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)
                                        [   ]

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

23.3%

-------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

PN

Cusip No. 421963109                   13G                  Page 3 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak Associates VI, LLC
06-1462392
-------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See
Instructions)
                                               (a) [   ]
                                               (b) [   ]
-------------------------------------------------------------------------------
3 SEC Use Only


-------------------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
-------------------------------------------------------------------------------

Number of        (5)  Sole Voting Power            Not applicable
Shares
Beneficially     (6)  Shared Voting Power          3,680,135 shares of
Owned by                                           common stock
Each
Reporting        (7)  Sole Dispositive Power       Not applicable
Person
With             (8)  Shared Dispositive Power     3,680,135 shares of
                                                   common stock
-------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   3,680,135 shares of common stock
-------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                      [   ]

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   23.3%

-------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   OO-LLC

Cusip No. 421963109                   13G                    Page 4 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak VI Affiliates Fund, Limited Partnership
06-1414970
-------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See
Instructions)
                                               (a) [   ]
                                               (b) [   ]
-------------------------------------------------------------------------------
3 SEC Use Only


-------------------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
-------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                   85,864 shares of
Shares                                                       common stock
Beneficially
Owned by            (6)  Shared Voting Power                 Not applicable
Each
Reporting           (7)  Sole Dispositive Power              85,864 shares of
Person                                                       common stock
With
                    (8)  Shared Dispositive Power            Not applicable
-------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

85,864 shares of common stock
-------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)
                                        [   ]

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

0.5%

-------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

PN

Cusip No. 421963109                   13G                    Page 5 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak VI Affiliates, LLC
06-1414968
-------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See
Instructions)
                                              (a) [   ]
                                              (b) [   ]
-------------------------------------------------------------------------------
3 SEC Use Only


-------------------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
-------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power              Not applicable
Shares
Beneficially        (6)  Shared Voting Power            85,864 shares of
Owned by                                                common stock
Each
Reporting           (7)  Sole Dispositive Power         Not applicable
Person
With                (8)  Shared Dispositive Power       85,864 shares of
                                                        common stock
-------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

85,864 shares of common stock
-------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)
                                        [   ]

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

0.5%

-------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

OO-LLC

Cusip No. 421963109                   13G                    Page 6 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak Management Corporation
06-0990851
-------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See
Instructions)
                                               (a) [   ]
                                               (b) [   ]
-------------------------------------------------------------------------------
3 SEC Use Only


-------------------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
-------------------------------------------------------------------------------

Number of          (5)  Sole Voting Power               Not applicable
Shares
Beneficially       (6)  Shared Voting Power             3,765,999 shares of
Owned by                                                common stock
Each
Reporting          (7)  Sole Dispositive Power          Not applicable
Person
With               (8)  Shared Dispositive Power        3,765,999 shares of
                                                        common stock
-------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

3,765,999 shares of common stock
-------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)
                                        [   ]

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

23.8%

-------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

CO

Cusip No. 421963109                   13G                    Page 7 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Bandel L. Carano
-------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See
Instructions)
                                               (a) [   ]
                                               (b) [   ]
-------------------------------------------------------------------------------
3 SEC Use Only


-------------------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------------------

Number of            (5)  Sole Voting Power             Not applicable
Shares
Beneficially         (6)  Shared Voting Power           3,765,999 shares of
Owned by                                                common stock
Each
Reporting            (7)  Sole Dispositive Power        Not applicable
Person
With                 (8)  Shared Dispositive Power      3,765,999 shares of
                                                        common stock
-------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

3,765,999 shares of common stock
-------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)
                                        [   ]

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

23.8%
-------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

IN

Cusip No. 421963109                     13G                  Page 8 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Gerald R. Gallagher
-------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See
Instructions)
                                               (a) [   ]
                                               (b) [   ]
-------------------------------------------------------------------------------
3 SEC Use Only


-------------------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------------------

Number of         (5)  Sole Voting Power                 Not applicable
Shares
Beneficially      (6)  Shared Voting Power               3,765,999 shares of
Owned by                                                 common stock
Each
Reporting         (7)  Sole Dispositive Power            Not applicable
Person
With              (8)  Shared Dispositive Power          3,765,999 shares of
                                                         common stock
-------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

3,765,999 shares of common stock
-------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)
                                        [   ]

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

23.8%

-------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

IN

Cusip No. 421963109                     13G                 Page 9 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Edward F. Glassmeyer
-------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See
Instructions)
                                              (a) [   ]
                                              (b) [   ]
-------------------------------------------------------------------------------
3 SEC Use Only


-------------------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------------------

Number of            (5)  Sole Voting Power              Not applicable
Shares
Beneficially         (6)  Shared Voting Power            3,765,999 shares of
Owned by                                                 common stock
Each
Reporting            (7)  Sole Dispositive Power         Not applicable
Person
With                 (8)  Shared Dispositive Power       3,765,999 shares of
                                                         common stock
-------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

3,765,999 shares of common stock
-------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)
                                        [   ]

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

23.8%
-------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

IN

Cusip No. 421963109                    13G                 Page 10 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Fredric W. Harman
-------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See
Instructions)
                                              (a) [   ]
                                              (b) [   ]
-------------------------------------------------------------------------------
3 SEC Use Only


-------------------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------------------

Number of         (5)  Sole Voting Power              Not applicable
Shares
Beneficially      (6)  Shared Voting Power            3,765,999 shares of
Owned by                                              common stock
Each
Reporting         (7)  Sole Dispositive Power         Not applicable
Person
With              (8)  Shared Dispositive Power       3,765,999 shares of
                                                      common stock
-------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

3,765,999 shares of common stock
-------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                          [   ]

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

23.8%
-------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

IN

Cusip No. 421963109                     13G               Page 11 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Ann H. Lamont
-------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See
Instructions)
                                               (a) [   ]
                                               (b) [   ]
-------------------------------------------------------------------------------
3 SEC Use Only


-------------------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power              Not applicable
Shares
Beneficially        (6)  Shared Voting Power            3,765,999 shares of
Owned by                                                common stock
Each
Reporting           (7)  Sole Dispositive Power         Not applicable
Person
With                (8)  Shared Dispositive Power       3,765,999 shares of
                                                        common stock
-------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

3,765,999 shares of common stock
-------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                      [   ]

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

23.8%
-------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

IN

Cusip No. 421963109                       13G               Page 12 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Eileen M. More
-------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See
Instructions)
                                               (a) [   ]
                                               (b) [   ]
-------------------------------------------------------------------------------
3 SEC Use Only


-------------------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power              Not applicable
Shares
Beneficially        (6)  Shared Voting Power            3,765,999 shares of
Owned by                                                common stock
Each
Reporting           (7)  Sole Dispositive Power         Not applicable
Person
With                (8)  Shared Dispositive Power       3,765,999 shares of
                                                        common stock
-------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

3,765,999 shares of common stock
-------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                        [   ]

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

23.8%
-------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

IN

                                                            Page 13 of 19 pages

                                     Schedule 13G
                            Common Stock, Par Value $.001
                                 CUSIP No. 45985A101

Item 1(a)      Name of Issuer:
                    International Manufacturing Services, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:
                    2071 Concourse Drive
                    San Jose, CA  95131

Item 2(a)      Name of Person filing:

     Oak Investment Partners VI, Limited Partnership
     Oak Associates VI, LLC
     Oak VI Affiliates Fund, Limited Partnership
     Oak VI Affiliates, LLC
     Oak Management Corporation
     Bandel L. Carano
     Gerald R. Gallagher
     Edward F. Glassmeyer
     Fredric W. Harman
     Ann H. Lamont
     Eileen M. More

Item 2(b)      Address of Principal Business Office or, if none,
               Residence:

     c/o Oak Management Corporation
     One Gorham Island
     Westport, CT 06880

Item 2(c)      Citizenship:

     Please refer to Item 4 on each cover sheet for each filing person

Item 2(d)      Title of Class of Securities:

     Common stock, $.001 par value

Item 2(e)      CUSIP Number: 45985A101

Item 3         Not Applicable.

Item 4         Ownership.

     The approximate percentages of shares of Class A Common Stock reported as beneficially owned by the Reporting Entities is based upon 15,818,075 shares outstanding as of October 31, 1997, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1997.

     Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

Item 5         Ownership of Five Percent or Less of a Class.

     Not applicable

Item 6         Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

     Not applicable

Item 8         Identification and Classification of Members of the Group.

     Not applicable

Item 9         Notice of Dissolution of Group.

     Not applicable

Item 10        Certification.

     Not applicable

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated February 12, 1998

                              Oak Investment Partners VI,
                              Limited Partnership

                              By:  Oak Associates VI, LLC,
                                   As General Partner


                              By:  /s/ Edward F. Glassmeyer
                                   ---------------------------------------
                                   Managing Member

                              Oak Associates VI, LLC


                              By:  /s/ Edward F. Glassmeyer
                                   ---------------------------------------
                                   Managing Member


                              Oak VI Affiliates Fund, Limited Partnership

                              By:  Oak VI Affiliates, LLC
                                   As General Partner


                              By:  /s/ Edward F. Glassmeyer
                                   ---------------------------------------
                                   Managing Member


                              Oak VI Affiliates, LLC


                              By:  /s/ Edward F. Glassmeyer
                                   ---------------------------------------
                                   Managing Member

                              OAK MANAGEMENT CORPORATION


                         By:  /s/ Edward F. Glassmeyer
                             ----------------------------------------------
                              Name:  Edward F. Glassmeyer
                              Title: President



                              /s/ Bandel L. Carano
                             ----------------------------------------------
                              Bandel L. Carano



                              /s/ Fredric W. Harman
                             ----------------------------------------------
                              Fredric W. Harman



                              /s/ Gerald R.Gallagher
                             ----------------------------------------------
                              Gerald R. Gallagher



                              /s/ Edward F. Glassmeyer
                             ----------------------------------------------
                              Edward F. Glassmeyer



                              /s/ Ann H. Lamont
                             ----------------------------------------------
                              Ann H. Lamont



                              /s/ Eileen M. More
                             ----------------------------------------------
                              Eileen M. More

                                  INDEX TO EXHIBITS


                                                                       Page


EXHIBIT A           Agreement of Reporting Persons                      18